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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
714-597-4700
714-673-4299

FOR IMMEDIATE RELEASE

                  COOPER TO RECEIVE $50 MILLION CREDIT FACILITY

Pleasanton, Calif., June 2, 1997 - The Cooper Companies, Inc. (NYSE/PE:COO) announced today that it expects to refinance a significant portion of its debt in the near future. It has signed a commitment letter with Key Bank National Association, a commercial lender, to provide a $50 million senior secured revolving credit facility with a term of five years and interest rates ranging from 0.5% to 2.25% over the London Interbank Offer Rate (LIBOR) depending upon certain financial ratios. The Company intends to use the proceeds to repay approximately $44 million of debt having interest rates ranging from 8.5% to 12%. The Company anticipates a closing during its fourth fiscal quarter and, at current LIBOR, expects cash savings from a reduction in interest of approximately $1.2 million per annum going forward, the favorable earnings impact of which will be partially offset by an accounting entry associated with previous debt extinguishment.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and provide healthcare services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Toronto, markets a broad range of contact lenses for the vision care market. Hospital Group of America, Inc. provides psychiatric services through hospitals in New Jersey, Delaware and Illinois and satellite locations in those and other states.

A toll free interactive telephone system at 1-800-334-1986 provides the Company's current stock quote, recent press releases and access to shareholder services. The Company's Worldwide Web site is located at www.coopercos.com.



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This press release contains  forward-looking  statements regarding the Company's results and prospects. Actual results could differ materially. Factors that could cause or contribute to differences include: major changes in business conditions and the economy in general, loss of key members of senior management, new competitive inroads, costs to integrate acquisitions, dilution to earnings or earnings per share associated with acquisitions or stock issuance, decisions to invest in research and development projects, regulatory issues, unexpected changes in reimbursement rates and payer mix, unforeseen litigation, costs associated with potential debt restructuring, decisions to divest businesses and the cost of acquisition activity, particularly if a large acquisition is not completed. Future results are also dependent on each business unit meeting specific objectives.

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